Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2018, with respect to the consolidated financial statements included in the Annual Report of Chaparral Energy, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of Chaparral Energy Inc. on Form S-1 (File No. 333-218579, effective June 22, 2017) and Form S-8 (File No. 333-219976, effective August 15, 2017).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 29, 2018